                                                           EXHIBIT 2.8



                             PURCHASE AND SALE AGREEMENT


                        THIRTY GRANDY'S RESTAURANT PROPERTIES






                                    GRANDY'S, INC.
                                      ("Seller")


                                         and

                     U. S. RESTAURANT PROPERTIES OPERATING L. P.
                                      ("Buyer")

                             PURCHASE AND SALE AGREEMENT

    This PURCHASE AND SALE AGREEMENT ("Agreement") is entered into as of November __, 1996, by and between GRANDY'S, INC., a California corporation ("Seller"), and U. S. RESTAURANT PROPERTIES OPERATING L. P., a Delaware limited partnership ("Buyer").

                                 W I T N E S S E T H:

    In consideration of the mutual covenants set forth herein, Seller and Buyer agree as follows:

    1. CONVEYANCE OF PROPERTIES. On the terms and subject to the conditions set forth in this Agreement, at Closing (as hereinafter defined), Seller shall sell, convey and assign to Buyer, and Buyer shall buy and accept from Seller, subject to the Permitted Encumbrances (as hereinafter defined), good and indefeasible title in fee simple to thirty (30) parcels of land described on SCHEDULE 1 attached hereto, on which Grandy's restaurants are located (collectively the "Land"), together with all rights and interests appurtenant thereto, including Seller's right, tide, and interest in and to all adjacent streets, alleys, rights-of-way and any adjacent strips or gores of real estate (together with the Land, collectively, the "Properties"; each a "Property"), but excluding any interest of Seller in the buildings, structures, fixtures, improvements and personal property located on the Land (the "Improvements").

    2. EARNEST MONEY. Within three (3) business days after the date both Buyer and Seller execute and deliver this Agreement, Buyer shall deliver to First American Title Insurance, 228 East 45th Street, New York, New York 10017, Attn: Bruce Clay ("Title Company") $50.00 ("Non-Refundable Earnest Money") in consideration for this Agreement and the Inspection Period (as hereinafter defined). The Tide Company shall immediately deliver the Non-Refundable Earnest Money to Seller and the Non-Refundable Earnest Money shall be retained by Seller in all events. In addition, Buyer on the same date shall deposit $250,000.00 with Tide Company (the "Earnest Money"). The Earnest Money shall be deposited in escrow or trust accounts that are interest-bearing, readily available, liquid and federally insured to the full extent of the Earnest Money deposited therein. The Earnest Money shall include any interest earned thereon. Title Company shall deliver the Earnest Money only in accordance with this Agreement.

    3.   PURCHASE PRICE.

         (a) The purchase price for the Properties shall be $12,500,000.00 (the "Purchase Price"). The Purchase Price shall be paid to the Title Company and distributed by the Tide Company to Seller pursuant to instructions executed by Seller and Buyer. The Purchase Price shall be credited by the Earnest Money (and any interest earned thereon) to the extent delivered to Seller and shall be adjusted as described in this Agreement.


PURCHASE AND SALE AGREEMENT - PAGE 1
GRANDY'S INC.

         (b) No proration shall be made of real estate and personal property taxes, utility charges and maintenance expenses, since these expenses are obligations of the Tenant pursuant to the Lease Agreement to be executed between Buyer and Seller (as tenant) on the Closing Date.

    4.   DELIVERY OF DOCUMENTS BY SELLER.  On or before the date which is seven
(7) days following the date hereof, or as soon thereafter as practicable, Seller shall deliver to Buyer the following documents ("Documents"):

         (a) Commitments for title insurance covering the fee estate in the Land ("Title Commitments") from the Title Company, setting forth the status of the title of the Land, showing all matters of record affecting the Land, together with a true, complete, and legible copy of all documents referred to in the Title Commitments;

         (b) Current "as built" Surveys of the Properties drawn under the minimum standard detail requirements for ALTA/ACSM land title surveys, recertified to Buyer and the Title Company, listing all easements and encroachments affecting the Properties, identifying parking spaces (including handicapped designation) and ingress and egress, and containing a flood plain certification;

         (c)  Current phase I environmental surveys (the "Environmental
Reports");

         (d) Balance sheet and income statements of Seller for the fiscal quarter ending September 30,1996, and at least the previous three (3) years, which identify separately the gross sales from each restaurant location (the "Financial Statements");

         (e) Certificates of insurance covering the Properties and Improvements;

         (f) Copies of any current real property leases, if any, on the Properties; and

         (g)  Copies of real estate tax bills for the prior three (3) years.

    5.   RIGHT OF ENTRY, INSPECTION, TERMINATION.

         (a) From the date hereof to the Closing Date, Seller shall afford Buyer and its representatives a continuing right to inspect, at reasonable hours, the Properties, Documents, and all other documents or data pertaining to the Properties. Buyer shall indemnify and hold Seller harmless from and against any loss, claim or liability arising or resulting from the inspections made by Buyer. At any time prior to 5:00 p.m. on the date that is fifteen (15) days after the date of this Agreement, Buyer may terminate this Agreement by written notice to Seller as to all of the Properties, in its sole and absolute discretion, and obtain a return of the Earnest Money.


PURCHASE AND SALE AGREEMENT - PAGE 2
GRANDY'S INC.

         (b) If Buyer does not terminate this Agreement pursuant to Section 5(a) above, from the date of receipt of the last of the Title Commitment, Survey and Environmental Report with respect to each Property, Buyer shall have a fourteen (14) day period (the "Review Period") in which to deliver written objection to Seller (which objection must be reasonable) of any matter contained in such Title Commitment, Survey and Environmental Report with respect to such Property. Seller, at its sole cost and expense shall have the right, but not the obligation, to agree in writing to cure or remove at or before Closing any such matter objected to by Buyer within the five (5) day period following the last day of the Review Period with respect to such Property. If Seller does not cure or agree to cure such matter to the reasonable satisfaction of Buyer, and if (i) such defect in the reasonable discretion of Buyer would materially impair the fair market value of the affected Property, or (ii) such matter is reflected on the "requirements" Schedule of the Title Commitment, Buyer may by notice to Seller delivered in writing within ten (10) days following the last day of the Review Period terminate this Agreement only as to the Property with the uncured defect (the "Excluded Property"), with a reduction in the Purchase Price equal to the Allocated Value of the Excluded Property as set forth on Schedule 1. If Buyer terminates this Agreement with respect to an Excluded Property, Seller may, in its sole discretion, terminate this Agreement in its entirety by written notice to Buyer within ten days after Buyer's notice to Seller that it has terminated the Agreement with respect to the Excluded Property, in which event the Earnest Money shall be returned to Buyer and Buyer and Seller shall have no further rights or obligations hereunder. Notwithstanding the foregoing, Buyer shall have no right to terminate this Agreement with respect to a Property for the following defects: (i) statutory liens for taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Seller, and with respect to which Seller has agreed to establish all reserves required under the Lease Agreement on the Closing Date; and (ii) survey exceptions, reciprocal easements agreements, utility easements, and other customary encumbrances on, and exceptions to, title to real property that (w) were not incurred in connection with any indebtedness, (x) do not render title to the property encumbered thereby unmarketable (y) do not, individually or in the aggregate, materially impair the use, for its current purposes, or value, of such real property, and
(z) are not listed on the "requirements" Schedule of the Title Commitments.

    6. TITLE. All matters reflected on the Title Commitment or Survey with respect to a Property on the last day of the Review Period shall be "Permitted Encumbrances" hereunder, unless such Property is an Excluded Property or Buyer delivers an objection notice to Seller as provided in Section 5(b) and Seller agrees to cure any such matter in the manner provided in Section 5(b) at or prior to Closing.

    7. REPRESENTATIONS AND WARRANTIES. Seller hereby represents and warrants to, and covenants with Buyer that:

         (a) Seller has the full right, power, and authority to execute, deliver, and perform this Agreement, and this Agreement, when executed and delivered by Seller and Buyer, shall constitute the valid and binding agreement of Seller, and shall be enforceable against Seller in accordance with its


PURCHASE AND SALE AGREEMENT - PAGE 3
GRANDY'S INC.

terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

         (b) All requisite action on the part of Seller has been taken by Seller in connection with making and entering into this Agreement and the consummation of the purchase and sale provided for herein, and no consents or approvals are required from any party in order to consummate such purchase and sale.

         (c) No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the best of Seller's knowledge, threatened against Seller, which would materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

         (d) Seller has not received any written notice from appropriate governmental authorities that any Property is in violation of any applicable laws which would materially adversely affect the ability of the Seller to operate any Property or materially affect its value.

         (e) Seller has not received any written notices from any insurance company, board of fire underwriters or similar organization regarding any material defects in any Property which would materially adversely affect the ability of the Seller to operate any Property or materially affect its value.

         (f) The Improvements and their use shall be in material compliance with all applicable zoning, building, environmental, subdivision and other laws, rules, and regulations applicable thereto, as well as any private restrictive covenants affecting the Properties, except where any noncompliance would not materially adversely affect the ability of the Seller to operate any Property or materially affect its value; and shall be ready for use and occupancy, and all necessary certificates of approval and occupancy shall have been issued and furnished by all authorities having or claiming to have jurisdiction over the construction, use or occupancy of the Improvements.

         (g) From the date hereof, and until the Closing or earlier termination of this Agreement, Seller shall not sell, assign or create any right, title or interest whatsoever in or to any Property or create any liens, encumbrances or charge thereon without discharging the same at or prior to the Closing Date.

         (h) The Financial Statements are and will be true, correct, accurate and complete and will not omit to state any fact or condition, the omission of which makes such statements misleading.

         (i) Seller has no knowledge of any litigation, or threatened litigation, or of claims of any kind, or of any facts or circumstances which may in any way materially adversely affect Seller or any Property, including any material violations of any regulations of the Environmental Protection Agency and any state regulatory body concerning the disposal of grease, hazardous waste, petroleum,


PURCHASE AND SALE AGREEMENT - PAGE 4
GRANDY'S INC.

any underground storage tanks or any other hazardous materials or regulations of the Americans with Disabilities Act providing for access to the premises, dining areas and bathroom areas of any Property ("Applicable Laws").

         (j) To the best of Seller's knowledge, all structures and Improvements upon each Property have been constructed and installed in material compliance with all applicable laws, statutes, ordinances, codes, covenants, conditions and restrictions of any kind or nature affecting such Property.

         (k) Seller has no information or actual knowledge of any proposed change in any of the Applicable Laws or any judicial or administrative action or any action by adjacent landowner or any facts or conditions relating to any Property in each case which would materially and adversely affect, prevent or limit the use of such Property as a restaurant.

         (l) Seller has received no written notice of taking, condemnation, betterment or assessment, actual or proposed, with respect to any Property.

         (m) To the best of Seller's knowledge, no portion of any Property lies within any 100-year flood plain.

         All representations and warranties made in this Agreement shall be deemed to be made on the date hereof and again on the Closing Date. It shall be a condition of Buyer's obligation to close that all warranties and representations made hereunder are true in all material respects on the Closing Date. If Buyer discovers prior to Closing, that any representation or warranty made in this Agreement is not true in all material respects and is not susceptible of being cured prior to the Closing, then Buyer shall have the right, as its sole and exclusive remedies, to either (i) terminate this Agreement in accordance with Section 13 by delivering notice to Seller prior to the Closing Date, or (ii) elect to purchase the Properties subject to such untrue warranty or representation without any reduction in the Purchase Price. If Buyer discovers after Closing that any representation or warranty made in this Agreement is not true in all material respects, Buyer shall be entitled to exercise any and all rights and remedies available at law or in equity as a result of any breach of any of such representations or warranties, provided as a condition to Buyer's right to do so, Buyer must deliver written notice of such breach to Seller within one (1) year after the Closing Date and Buyer must exercise such remedies including the filing of any suit or other action within two (2) years after the Closing Date, based on a breach thereof of which Buyer gave Seller such notice within such one
(1) year period after the Closing Date.

    8. CLOSING. The closing ("Closing") of the sale of the Properties by Seller to Buyer shall occur on the first business day seven (7) days after the last day of the last Review Period to occur, or at such earlier date agreed to by Seller and Buyer in writing (the date such Closing occurs is hereinafter referred to as the "Closing Date"). Provided, however, if Closing does not occur on or before December 13, 1996, either Buyer or Seller may terminate this Agreement (provided that such


PURCHASE AND SALE AGREEMENT - PAGE 5
GRANDY'S INC.

terminating party is not otherwise in default hereunder) and Buyer shall receive a refund of its Earnest Money. Closing shall occur in the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, or at another place and or time as mutually agreed upon by Seller and Buyer, commencing at 10:00 o'clock a. m. on the Closing Date. At Closing:

         (a) Buyer shall deliver to Seller (i) the Purchase Price in accordance with Section 3; (ii) an executed Lease Agreement referred to below; and (iii) evidence satisfactory to Seller and the Title Company that the person executing documents on behalf of Buyer has full right, power and authority to do so.

         (b) Seller shall deliver or cause to be delivered to Buyer the following ("Closing Documents"):

              (i) Special Warranty Deed in the form of EXHIBIT A, conveying to Buyer the Land subject to the Permitted Encumbrances; IRC Section 1445 Certification in the form of EXHIBIT B; all fully executed, sworn to, and acknowledged, as appropriate, by Seller;

              (ii) An executed Lease Agreement in the form attached hereto as EXHIBIT C (with such revisions to Section 15.4 thereof as Seller's lender may reasonably request and which are reasonably acceptable to Buyer); and

              (iii) Evidence satisfactory to Buyer and Title Company that the person or persons executing the Closing Documents on behalf of Seller have full right, power and authority to do so.

         (c) Seller shall be responsible for the costs of obtaining the Title Commitments, the Environmental Reports, the Owner Policies of Title Insurance for the Properties (with survey exception deleted), the Surveys and all required updates thereof, and applicable transfer taxes. Buyer and Seller shall share all escrow fees of the Title Company and recording costs.

         (d) Each of Seller and Buyer shall pay its own legal fees incurred in connection with this Agreement; provided, however, that if a suit is filed by Buyer or Seller alleging a breach hereof or default hereunder, the non-prevailing party shall pay all reasonable legal fees of the prevailing party resulting from such suit.

         (e) Seller shall deliver to Buyer possession of the Properties subject to the Lease Agreement and Permitted Encumbrances.

    9. NOTICES. Any notice provided or permitted to be given under this Agreement must be in writing and may be served by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and certified, with return receipt requested, by delivering the same in


PURCHASE AND SALE AGREEMENT - PAGE 6
GRANDY'S INC.

person to such party, or by delivering the same by confirmed facsimile. Notice given in accordance herewith shall be effective upon the earlier of receipt at the address of the addressee or on the second (2nd) day following deposit of same in the United States mail as provided for herein, regardless of whether same is actually received. For purposes of notice, the addresses of the parties shall be as follows:

    If to Seller, to:   American Restaurant Group
                        450 Newport Center Drive, Sixth Floor
                        Newport Beach, California 92660
                        Attn: William McCaffrey
                        Phone No. 714-721-8000
                        Fax No. 714-721-8941

    With a copy to:     Philip T. Ruegger
                        Simpson Thacher & Bartlett
                        425 Lexington Avenue
                        New York, New York 10017
                        Phone No. 212-455-2000
                        Fax No. 212-455-2502

    With a copy to:     American Restaurant Group, Inc.
                        Law Department
                        4410 El Camino Real, Suite 201
                        Los Altos, California 94022
                        Phone No. 415-949-6400
                        Fax No. 415-949-6420

    If to Buyer:        U. S. Restaurant Properties Operating L. P.
                        Attn: David Pettijohn
                        5310 Harvest Hill Road
                        Suite 270, Lock Box 168
                        Dallas, Texas 73230
                        Phone No. 972-387-1487
                        Fax No. 972-490-9119

    With a copy to:     Richard S. Wilensky
                        Middleberg Riddle & Gianna
                        2323 Bryan Street, Suite 1600
                        Dallas, Texas 75201
                        Phone No. 214-220-6334
                        Fax No. 214-220-0179


PURCHASE AND SALE AGREEMENT - PAGE 7
GRANDY'S INC.

Either party may change its address for notice by giving ten (10) days prior written notice thereof to the other party.

    10. COMMISSIONS. Buyer shall defend, indemnify, and hold harmless Seller from any claim by any party claiming under Buyer for any brokerage, commission, finder's, or other fees relative to this Agreement or the sale of the Properties, and any court costs, attorneys' fees, or other costs or expenses arising therefrom and alleged to be due by authorization of Buyer. Seller shall defend, indemnify and hold harmless Buyer from any claim by any party claiming under Seller for any brokerage, commission, finder's, or other fees relative to this Agreement or the sale of the Properties, and any court costs, attorneys' fees, or other costs or expenses arising therefrom and alleged to be due by authorization of Seller.

    11. ASSIGNS. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement may not be assigned by Buyer or Seller without the consent of the other.

    12. DESTRUCTION, DAMAGE OR TAKING BEFORE CLOSING. In the event of damage to or destruction of all or any portion of any Property by fire or other casualty, Seller shall promptly notify Buyer. This Agreement shall remain in full force and effect, and Seller shall, at its option, either (i) repair such damage or destruction, or, if such damage or destruction has not been repaired prior to Closing, (ii) require Buyer to take title to the Property, assign to Buyer all available casualty insurance proceeds and indemnify Buyer (in form and content satisfactory to Buyer) for all costs and expenses of repair in excess of available insurance proceeds. In the event of an eminent domain taking or the issuance of a notice of an eminent domain taking with respect to all or any portion of the Property, Seller shall promptly notify Buyer. If such taking shall have a materially adverse effect upon the present use and operation of the affected Leased Property or the economic feasibility of operation thereof or shall result in the elimination of necessary legal ingress and/or egress from such Leased Property to public roads (each a "Total Taking"), then Buyer shall have, as its sole and exclusive remedies, (i) the option to terminate this Agreement with respect to such Property, with a reduction in the Purchase Price attributable to such Excluded Property equal to the Allocated Value of such Excluded Property as set forth on Schedule 1, or (ii) if Buyer does not elect to terminate this Agreement with respect to such Excluded Property, this Agreement shall remain in full force and effect, Buyer shall be obligated to consummate this transaction for the full Purchase Price, and Buyer shall be entitled to receive, to the extent allocable to the Excluded Property, all eminent domain awards and, to the extent the same may be necessary and appropriate, Seller shall assign to Buyer at Closing Seller's rights to such awards. If an eminent domain taking occurs with respect to any Property which is not a Total Taking, then Buyer shall still be obligated to purchase the affected Property and, at Seller's option (i) any award for such taking shall first be paid to Seller to the extent reasonably necessary to enable Seller to repair and/or reconstruct the affected Property (which repair and/or reconstruction shall be the obligation of Seller), with any remainder of such award being paid to Buyer or (ii) the entire award for any such


PURCHASE AND SALE AGREEMENT - PAGE 8
GRANDY'S INC.

taking shall be paid to Buyer and Seller shall have no obligation to repair and/or reconstruct the affected Property.

    13.  TERMINATION AND REMEDIES.

         (a) If Buyer fails to consummate the purchase of the Properties pursuant to this Agreement for any reason other than termination hereof pursuant to a right granted to Buyer in Sections 5, 7, 8, or 12, then Seller, as its sole and exclusive remedy, shall have the right to terminate this Agreement by notifying Buyer thereof, in which case the Title Company shall deliver the Earnest Money to Seller, whereupon neither party shall have any further rights or obligations hereunder. Seller and Buyer hereby acknowledge and agree they have included the provision for payment of liquidated damages because, in the event of a breach by Buyer, the actual damages incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for, and because the actual amount of such damages would be difficult if not impossible accurately to measure.

         (b) If Seller fails to consummate the sale of the Properties pursuant to this Agreement for any reason other than (i) termination hereof by Buyer pursuant to Sections 5, 7, 8, or 12 or (ii) Buyer's failure to perform its obligations hereunder, Buyer shall have the right, as its sole and exclusive remedies, to either (x) terminate this Agreement by notifying Seller thereof, in which case the Title Company shall deliver the Earnest Money to Buyer, whereupon neither party hereto shall have any further rights or obligations hereunder, or (y) enforce specific performance of Seller's obligation hereunder.

         (c) If Buyer terminates this Agreement pursuant to a right granted Buyer in Sections 5, 7, 8, or 12 then the Title Company shall deliver the Earnest Money to Buyer whereupon neither Buyer or Seller shall have any further rights or obligations hereunder.

    14. MISCELLANEOUS. Each of Buyer and Seller agrees with the other that it has no present intention to make any public announcement of the purchase and sale transaction contemplated hereby or of any of the terms thereof, and shall obtain the written consent of the other party prior to making any public announcement. Either party may provide information on the purchase and sale transaction contemplated hereby to the Securities and Exchange Commission, or otherwise, as required by law. Both Seller and Buyer shall cooperate with one another and in a timely manner execute all documents reasonably required to give effect to the purchase and sale provided for herein. If any provision of this Agreement is adjudicated by a court having jurisdiction over a dispute arising herefrom to be invalid or otherwise unenforceable for any reason, such invalidity or unenforceability shall not affect the other provisions hereof. This Agreement shall be governed and construed in accordance with the laws of the State of Texas. This Agreement is the entire agreement between Seller and Buyer concerning the sale of the Properties and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound. The provisions of Sections 3, 7, 8, and 10 shall survive Closing. EXHIBITS A-C attached hereto are


PURCHASE AND SALE AGREEMENT - PAGE 9
GRANDY'S INC.

incorporated herein by this reference for all purposes. Time is of the essence in the performance of each and every provision of this Agreement. In the event that the last day for taking any action or serving notice under this Agreement falls on a Saturday, Sunday or legal holiday, the time period shall be extended until the following business day.

    15. DATE OF AGREEMENT. All references in this Agreement to "the date hereof" or similar references shall be deemed to refer to the last date on which all parties hereto have executed and received a fully executed copy of this Agreement. This Agreement constitutes an offer by Buyer to purchase the Properties on the terms and conditions and for the Purchase Price specified herein. Unless sooner terminated or withdrawn by notice in writing to Seller, this offer shall lapse and terminate at the close of Buyer's business day ten
(10) days following execution of this Agreement by Buyer, unless, prior to such time, Seller has returned to Buyer one (1) fully executed copy of this Agreement.

    IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date first set forth above.

                        BUYER:

                        U. S. RESTAURANT PROPERTIES OPERATING L. P.
                        By: U. S. RESTAURANT PROPERTIES, INC.


                        By: /s/ Fred Margolin
                           ----------------------------------------

                        Name: Fred Margolin
                             --------------------------------------

                        Title: Chairman
                             --------------------------------------


                        SELLER:

                        GRANDY'S, INC.


                        By:  /s/ Patrick J. Kelvie
                          ----------------------------------------

                        Name:    Patrick J. Kelvie
                             -------------------------------------

                        Title:    Secretary
                             -------------------------------------


PURCHASE AND SALE AGREEMENT - PAGE 10
GRANDY'S INC.

    The undersigned hereby executes this Agreement for the sole purpose of (i) acknowledging receipt of the Earnest Money and the Non-Refundable Earnest Money and (ii) to evidence its agreement to hold the Non-Refundable Earnest Money and the Earnest Money in trust for the parties hereto in accordance with the terms of this Agreement.

                        TITLE COMPANY:

                        FIRST AMERICAN TITLE INSURANCE


                        By: /s/ Bruce J. Clay
                           -----------------------------------------------

                        Name:   Bruce J. Clay
                           -----------------------------------------------

                        Title:    Vice President
                             ---------------------------------------------

                        Date of Execution:  11/25/96
                                          --------------------------------

ATTACHMENTS:

Exhibit A - Special Warranty Deed
Exhibit B - IRC Section 1445 Certification
Exhibit C - Lease Agreement










PURCHASE AND SALE AGREEMENT - PAGE 11
GRANDY'S INC.

                             Schedules and Exhibits Omitted